Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Rani Therapeutics Holdings, Inc. for the registration of up to $200,000,000 in aggregate of Class A Common Stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 20, 2024, with respect to the consolidated financial statements of Rani Therapeutics Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

August 8, 2025